Exhibit 99
1201 S. Second Street
Milwaukee, WI 53204
USA

News Release

Contact	John Bernaden	Rondi Rohr-Dralle
	Media Relations	Investor Relations
	Rockwell Automation	Rockwell Automation
	414.382.2555	414.382.8510
Rockwell Automation Reports Fourth Quarter and Full Year 2014 Results

•	Fourth quarter sales up 3.9 percent year over year; up 4.4 percent organically

•	Fourth quarter Adjusted EPS of $1.86, up 15 percent year over year; fourth quarter diluted EPS of $1.79

•	Record sales and Adjusted EPS for full fiscal year 2014

•	Company provides fiscal 2015 Adjusted EPS guidance of $6.55 - $6.95
MILWAUKEE (November 12, 2014) – Rockwell Automation, Inc. (NYSE: ROK) today reported fiscal 2014 fourth quarter sales of $1,781.8 million, up 3.9 percent from $1,715.7 million in the fourth quarter of fiscal 2013. Organic sales growth was 4.4 percent, and currency translation reduced sales by 0.7 percent. Fiscal 2014 fourth quarter sales were up 8.0 percent compared to the third quarter of fiscal 2014, despite nearly a full point of currency headwind.
Fiscal 2014 fourth quarter Adjusted EPS was $1.86, up 15 percent compared to Adjusted EPS of $1.62 in the fourth quarter of fiscal 2013. Total segment operating earnings were $395.8 million in the fourth quarter of fiscal 2014, up 11 percent compared to $357.8 million in the same period last year. Total segment operating margin increased to 22.2 percent from 20.9 percent a year ago, primarily due to higher sales, partially offset by increased spending.
On a GAAP basis, fiscal 2014 fourth quarter net income was $248.7 million or $1.79 per share, compared to $215.3 million or $1.53 per share in the fourth quarter of fiscal 2013. Pre-tax margin increased to 19.0 percent from 16.3 percent in the same period last year.

Full Fiscal Year 2014
Sales were $6,623.5 million in fiscal 2014, up 4.3 percent compared to $6,351.9 million in fiscal 2013. Organic sales increased 5.1 percent, and currency translation reduced sales by 1.0 percent.
Fiscal 2014 Adjusted EPS was $6.17, up 8 percent compared to Adjusted EPS of $5.71 in fiscal 2013. Total segment operating earnings increased 9 percent to $1,352.0 million in fiscal 2014 compared to $1,236.8 million in fiscal 2013. Total segment operating margin increased to 20.4 percent from 19.5 percent a year ago, primarily due to higher sales, partially offset by increased spending.
On a GAAP basis, fiscal 2014 net income was $826.8 million or $5.91 per share, compared to $756.3 million or $5.36 per share in fiscal 2013. Pre-tax margin increased to 17.1 percent from 15.4 percent a year ago.
Commenting on the results, Keith D. Nosbusch, chairman and chief executive officer, said, "Results in the quarter were about as we expected with strong earnings on solid sales growth. Adjusted EPS grew an impressive 15 percent on 4.4 percent organic sales growth.
“For the full year we again achieved record sales and earnings per share. The U.S. led our sales performance with 7 percent organic growth, while segment operating margin increased almost a point for the second year in a row.
“We continued our strong track record of returning cash to shareowners in fiscal 2014 with over $800 million in dividends and share repurchases. That represents 87 percent of free cash flow for the year. During the year we authorized an additional $1 billion in share repurchases, and we have more than doubled the dividend over the last five years.
"These results would not be possible without the efforts of our employees, partners, and suppliers, and I want to thank them all for their ongoing commitment to our customers and their contributions to our success.”

Outlook
Commenting on the outlook, Nosbusch said, “Despite heightened uncertainty in some regions, the U.S. economy remains strong, and forecasts call for continued moderate global economic growth. Based on these factors, along with underlying demand trends, we are projecting fiscal 2015 organic sales growth of 2.5 percent to 6.5 percent and initiating fiscal 2015 Adjusted EPS guidance of $6.55 - $6.95.
“The key drivers of automation growth remain intact, and we believe we have the right strategy to capitalize on these opportunities. We will continue to invest in innovative technology and domain expertise to expand the value we provide to our customers, while delivering superior returns to our shareowners."

Following is a discussion of fourth quarter and full year results for both segments.
Architecture & Software
Architecture & Software fiscal 2014 fourth quarter sales were $747.4 million, an increase of 4.6 percent from $714.3 million in the same period last year. Organic sales increased 5.2 percent, and currency translation reduced sales by 0.7 percent. Segment operating earnings were $232.7 million in the fourth quarter of fiscal 2014 compared to $217.7 million in the fourth quarter of fiscal 2013. Segment operating margin increased to 31.1 percent in the fourth quarter of fiscal 2014 from 30.5 percent a year ago.
Architecture & Software fiscal 2014 sales were $2,845.3 million, an increase of 6.1 percent from $2,682.0 million last year. Fiscal 2014 organic sales were up 6.8 percent, and currency translation reduced sales by 0.7 percent. Segment operating earnings were $839.6 million in fiscal 2014 compared to $759.4 million in fiscal 2013. Segment operating margin increased to 29.5 percent in fiscal 2014 from 28.3 percent a year ago.
Control Products & Solutions
Control Products & Solutions fiscal 2014 fourth quarter sales were $1,034.4 million, an increase of 3.3 percent from $1,001.4 million in the same period last year. Organic sales increased 3.8 percent, and currency translation reduced sales by 0.8 percent. Segment operating earnings increased 16 percent to $163.1 million in the fourth quarter of fiscal 2014 compared to $140.1 million in the fourth quarter of fiscal 2013. Segment operating margin was 15.8 percent in the fourth quarter of fiscal 2014, compared to 14.0 percent a year ago.
Control Products & Solutions fiscal 2014 sales were $3,778.2 million, an increase of 3.0 percent from $3,669.9 million last year. Organic sales increased 3.8 percent, and currency translation reduced sales by 1.1 percent. Segment operating earnings increased to $512.4 million in fiscal 2014 compared to $477.4 million in fiscal 2013. Segment operating margin was 13.6 percent in fiscal 2014 compared to 13.0 percent a year ago.

Other Information
Free cash flow was $282.1 million in the fourth quarter of fiscal 2014. Cash flow provided by operating activities was $325.9 million in the fourth quarter of fiscal 2014. Full fiscal year 2014 free cash flow was $922.2 million, 107 percent of Adjusted Income. Cash flow provided by operating activities for the full fiscal year 2014 was $1,033.3 million. Return on invested capital was 30.1 percent.
Fiscal 2014 fourth quarter general corporate net expense was $22.3 million compared to $39.7 million in the fourth quarter of 2013. General corporate net expense was $81.0 million for the full fiscal year 2014 compared to $97.2 million in fiscal 2013. The year-over-year decreases in both the quarter and the full year were primarily due to fourth quarter fiscal 2013 charges related to legacy environmental matters.
The Adjusted Effective Tax Rate for the fourth quarter of fiscal 2014 was 27.0 percent compared to 23.7 percent in the fourth quarter of 2013. The Adjusted Effective Tax Rate for the full fiscal year 2014 was 27.5 percent compared to 23.9 percent in fiscal 2013. The lower rate in fiscal 2013 was primarily due to discrete tax benefits recognized in that year.
The effective tax rate for the fourth quarter of fiscal 2014 was 26.6 percent compared to 22.9 percent in the fourth quarter of 2013. The effective tax rate for the full fiscal year 2014 was 27.1 percent compared to 22.9 percent in fiscal 2013.
During the fourth quarter of fiscal 2014, the Company repurchased 1.2 million shares of its common stock at a cost of $140.0 million. During fiscal year 2014, the Company repurchased 4.1 million shares of its common stock at a cost of $483.8 million. As of September 30, 2014, $1,051.4 million remained available under previous share repurchase authorizations.
On November 5, 2014, the Board of Directors declared a 12 percent increase in the quarterly dividend to 65 cents per share on common stock, payable on December 10, 2014.
Organic sales, total segment operating earnings, total segment operating margin, Adjusted Income, Adjusted EPS, Adjusted Effective Tax Rate, free cash flow and return on invested capital are non-GAAP measures that are reconciled to GAAP measures in the attachments to this release.

Conference Call
A conference call to discuss our financial results will take place at 8:30 a.m. Eastern Time on Wednesday, November 12, 2014. The call and related financial charts will be webcast and accessible via the Rockwell Automation website (http:www.rockwellautomation.com/investors/).

This news release contains statements (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “believe”, “estimate”, “project”, “plan”, “expect”, “anticipate”, “will”, “intend” and other similar expressions may identify forward-looking statements. Actual results may differ materially from those projected as a result of certain risks and uncertainties, many of which are beyond our control, including but not limited to:

•
macroeconomic factors, including global and regional business conditions, the availability and cost of capital, commodity prices, the cyclical nature of our customers’ capital spending, sovereign debt concerns and currency exchange rates;

•	laws, regulations and governmental policies affecting our activities in the countries where we do business;

•	the successful development of advanced technologies and demand for and market acceptance of new and existing products;

•	the availability, effectiveness and security of our information technology systems;

•	competitive products, solutions and services and pricing pressures, and our ability to provide high quality products, solutions and services;

•	a disruption of our business due to natural disasters, pandemics, acts of war, strikes, terrorism, social unrest or other causes;

•	intellectual property infringement claims by others and the ability to protect our intellectual property;

•	the uncertainty of claims by taxing authorities in the various jurisdictions where we do business;

•	our ability to attract and retain qualified personnel;

•	our ability to manage costs related to employee retirement and health care benefits;

•	the uncertainties of litigation, including liabilities related to the safety and security of the products, solutions and services we sell;

•	our ability to manage and mitigate the risks associated with our solutions and services businesses;

•	a disruption of our distribution channels;

•	the availability and price of components and materials;

•	the successful integration and management of acquired businesses;

•	the successful execution of our cost productivity and globalization initiatives; and

•	other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission (SEC) filings.

These forward-looking statements reflect our beliefs as of the date of filing this release. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Rockwell Automation, Inc. (NYSE: ROK), the world’s largest company dedicated to industrial automation and information, makes its customers more productive and the world more sustainable. Headquartered in Milwaukee, Wis., Rockwell Automation employs over 22,500 people serving customers in more than 80 countries.

ROCKWELL AUTOMATION, INC.
SALES AND EARNINGS INFORMATION
(in millions, except per share amounts)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2014	2013	2014	2013
Sales
Architecture & Software (a)	$747.4	$714.3	$2,845.3	$2,682.0
Control Products & Solutions (b)	1,034.4	1,001.4	3,778.2	3,669.9
Total sales (c)	$1,781.8	$1,715.7	$6,623.5	$6,351.9
Segment operating earnings
Architecture & Software (d)	$232.7	$217.7	$839.6	$759.4
Control Products & Solutions (e)	163.1	140.1	512.4	477.4
Total segment operating earnings[1] (f)	395.8	357.8	1,352.0	1,236.8
Purchase accounting depreciation and amortization	(5.7)	(4.5)	(21.6)	(19.3)
General corporate — net	(22.3)	(39.7)	(81.0)	(97.2)
Non-operating pension costs	(13.8)	(19.5)	(55.9)	(78.5)
Interest expense	(15.0)	(14.9)	(59.3)	(60.9)
Income before income taxes (g)	339.0	279.2	1,134.2	980.9
Income tax provision	(90.3)	(63.9)	(307.4)	(224.6)
Net income	$248.7	$215.3	$826.8	$756.3

Diluted EPS	$1.79	$1.53	$5.91	$5.36

Adjusted EPS[2]	$1.86	$1.62	$6.17	$5.71

Average diluted shares	138.5	140.5	139.7	140.9

Segment operating margin
Architecture & Software (d/a)	31.1%	30.5%	29.5%	28.3%
Control Products & Solutions (e/b)	15.8%	14.0%	13.6%	13.0%
Total segment operating margin[1] (f/c)	22.2%	20.9%	20.4%	19.5%

Pre-tax margin (g/c)	19.0%	16.3%	17.1%	15.4%
1Total segment operating earnings and total segment operating margin are non-GAAP financial measures. We believe that these measures are useful to investors as measures of operating performance. We use these measures to monitor and evaluate the profitability of our Company. Our measures of total segment operating earnings and total segment operating margin may be different from those used by other companies.
2Adjusted EPS is a non-GAAP earnings measure that excludes the non-operating pension costs and their related income tax effects. See "Other Supplemental Information - Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate" section for more information regarding non-operating pension costs and a reconciliation to GAAP measures.

ROCKWELL AUTOMATION, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in millions)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2014	2013	2014	2013
Sales	$1,781.8	$1,715.7	$6,623.5	$6,351.9
Cost of sales	(1,028.9)	(1,018.5)	(3,869.6)	(3,778.1)
Gross profit	752.9	697.2	2,753.9	2,573.8
Selling, general and administrative expenses	(397.8)	(403.7)	(1,570.1)	(1,537.7)
Other income (expense)	(1.1)	0.6	9.7	5.7
Interest expense	(15.0)	(14.9)	(59.3)	(60.9)
Income before income taxes	339.0	279.2	1,134.2	980.9
Income tax provision	(90.3)	(63.9)	(307.4)	(224.6)
Net income	$248.7	$215.3	$826.8	$756.3

ROCKWELL AUTOMATION, INC.
CONDENSED BALANCE SHEET INFORMATION
(in millions)

	September 30, 2014	September 30, 2013
Assets
Cash and cash equivalents	$1,191.3	$1,200.9
Short-term investments	628.5	372.7
Receivables	1,215.8	1,186.1
Inventories	588.4	615.4
Property, net	632.9	616.0
Goodwill and intangibles	1,296.8	1,235.8
Other assets	675.8	617.7
Total	$6,229.5	$5,844.6
Liabilities and Shareowners’ Equity
Short-term debt	$325.0	$179.0
Accounts payable	520.6	546.7
Long-term debt	905.6	905.1
Other liabilities	1,820.2	1,628.3
Shareowners’ equity	2,658.1	2,585.5
Total	$6,229.5	$5,844.6

ROCKWELL AUTOMATION, INC.
CONDENSED CASH FLOW INFORMATION
(in millions)

	Twelve Months Ended September 30,
	2014	2013
Continuing operations:
Operating activities:
Income from continuing operations	$826.8	$756.3
Depreciation and amortization	152.5	145.2
Retirement benefits expense	132.9	170.4
Pension contributions	(42.1)	(41.3)
Receivables/inventories/payables	(61.5)	(8.2)
Compensation and benefits	43.3	(8.5)
Income taxes	(5.4)	27.3
Other	(13.2)	(26.4)
Cash provided by operating activities	1,033.3	1,014.8
Investing activities:
Capital expenditures	(141.0)	(146.2)
Acquisition of businesses, net of cash acquired	(81.5)	(84.8)
Purchases of short-term investments	(705.7)	(372.2)
Proceeds from maturities of short-term investments	447.8	350.0
Proceeds from sale of property	0.4	0.5
Other investing activities	(3.4)	(4.1)
Cash used for investing activities	(483.4)	(256.8)
Financing activities:
Net issuance of short-term debt	146.0	22.0
Cash dividends	(320.5)	(276.3)
Purchases of treasury stock	(485.7)	(402.7)
Proceeds from the exercise of stock options	108.5	172.3
Excess income tax benefit from share-based compensation	29.9	31.9
Other financing activities	—	(1.8)
Cash used for financing activities	(521.8)	(454.6)
Effect of exchange rate changes on cash	(37.7)	0.6
Cash (used for) provided by continuing operations	(9.6)	304.0
Discontinued operations:
Cash used for discontinued operations	—	(7.0)
(Decrease) increase in cash and cash equivalents	$(9.6)	$297.0

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)
Organic Sales
Our press release contains information regarding sales excluding the effect of changes in currency and organic sales, which we define as sales excluding the effect of changes in currency exchange rates and acquisitions. We believe these non-GAAP measures provide useful information to investors because they reflect regional and operating segment performance from our activities without the effect of changes in currency exchange rates and/or acquisitions. We use organic sales and sales excluding the effect of changes in currency as two measures to monitor and evaluate our regional and operating segment performance. We determine the effect of changes in currency exchange rates by translating the respective period’s sales using the currency exchange rates that were in effect during the prior year. When we acquire businesses, we exclude sales in the current year for which there are no comparable sales in the prior period. Organic sales growth is calculated by comparing organic sales to reported sales in the prior year. Sales are attributed to the geographic regions based on the country of destination.
The following is a reconciliation of reported sales to organic sales for the three and twelve months ended September 30, 2014 compared to sales for the three and twelve months ended September 30, 2013:

	Three Months Ended September 30,
	2014					2013
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Sales	Sales
United States	$899.4	$1.1	$900.5	$(0.5)	$900.0	$857.2
Canada	116.0	5.4	121.4	—	121.4	114.1
Europe, Middle East, Africa	350.7	1.7	352.4	(2.6)	349.8	353.1
Asia-Pacific	256.2	(1.5)	254.7	—	254.7	243.1
Latin America	159.5	6.2	165.7	—	165.7	148.2
Total	$1,781.8	$12.9	$1,794.7	$(3.1)	$1,791.6	$1,715.7

	Year Ended September 30,
	2014					2013
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Sales	Sales
United States	$3,414.6	$7.7	$3,422.3	$(0.9)	$3,421.4	$3,202.9
Canada	437.0	28.6	465.6	—	465.6	468.7
Europe, Middle East, Africa	1,351.8	(28.3)	1,323.5	(10.6)	1,312.9	1,284.9
Asia-Pacific	884.0	12.9	896.9	—	896.9	851.9
Latin America	536.1	40.2	576.3	—	576.3	543.5
Total	$6,623.5	$61.1	$6,684.6	$(11.5)	$6,673.1	$6,351.9

The following table reconciles reported sales to organic sales for our operating segments for the three and twelve months ended September 30, 2014 compared to sales for the three and twelve months ended September 30, 2013:

	Three Months Ended September 30,
	2014					2013
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Sales	Sales
Architecture & Software	$747.4	$4.8	$752.2	$(0.5)	$751.7	$714.3
Control Products & Solutions	1,034.4	8.1	1,042.5	(2.6)	1,039.9	1,001.4
Total	$1,781.8	$12.9	$1,794.7	$(3.1)	$1,791.6	$1,715.7

	Year Ended September 30,
	2014					2013
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Sales	Sales
Architecture & Software	$2,845.3	$19.6	$2,864.9	$(0.9)	$2,864.0	$2,682.0
Control Products & Solutions	3,778.2	41.5	3,819.7	(10.6)	3,809.1	3,669.9
Total	$6,623.5	$61.1	$6,684.6	$(11.5)	$6,673.1	$6,351.9

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except per share amounts and percentages)

Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate

Our press release contains financial information and earnings guidance regarding Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate, which are non-GAAP earnings measures that exclude non-operating pension costs and their related income tax effects. We define non-operating pension costs as defined benefit plan interest cost, expected return on plan assets, amortization of actuarial gains and losses and the impact of any plan curtailments or settlements. These components of net periodic benefit cost primarily relate to changes in pension assets and liabilities that are a result of market performance; we consider these costs to be unrelated to the operating performance of our business. We believe that Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate provide useful information to our investors about our operating performance and allow management and investors to compare our operating performance period over period. Our measures of Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate may be different from measures used by other companies. These non-GAAP measures should not be considered a substitute for income from continuing operations, diluted EPS and effective tax rate.

The following are the components of operating and non-operating pension costs for the three and twelve months ended September 30, 2014 and 2013 (in millions):

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2014	2013	2014	2013
Service cost	$19.5	$23.1	$78.5	$92.1
Amortization of prior service credit	(0.6)	(0.6)	(2.7)	(2.5)
Operating pension costs	18.9	22.5	75.8	89.6

Interest cost	43.4	40.0	174.2	160.2
Expected return on plan assets	(54.4)	(56.6)	(217.9)	(226.3)
Amortization of net actuarial loss	24.9	36.1	99.7	144.6
Settlements	(0.1)	—	(0.1)	—
Non-operating pension costs	13.8	19.5	55.9	78.5

Net periodic pension cost	$32.7	$42.0	$131.7	$168.1

The following is a reconciliation of income from continuing operations, diluted EPS from continuing operations, and effective tax rate to Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate (in millions, except per share amounts and percentages:

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2014	2013	2014	2013
Income from continuing operations	$248.7	$215.3	$826.8	$756.3
Non-operating pension costs	13.8	19.5	55.9	78.5
Tax effect of non-operating pension costs	(4.9)	(7.0)	(20.0)	(28.5)
Adjusted Income	$257.6	$227.8	$862.7	$806.3

Diluted EPS from continuing operations	$1.79	$1.53	$5.91	$5.36
Non-operating pension costs per diluted share, before tax	0.10	0.14	0.40	0.55
Tax effect of non-operating pension costs per diluted share	(0.03)	(0.05)	(0.14)	(0.20)
Adjusted EPS	$1.86	$1.62	$6.17	$5.71

Effective tax rate	26.6%	22.9%	27.1%	22.9%
Tax effect of non-operating pension costs	0.4%	0.8%	0.4%	1.0%
Adjusted Effective Tax Rate	27.0%	23.7%	27.5%	23.9%

Fiscal 2015 Guidance

Diluted EPS from continuing operations	$6.24 - $6.64
Non-operating pension costs per diluted share, before tax	0.47
Tax effect of non-operating pension costs per diluted share	(0.16)
Adjusted EPS	$6.55 - $6.95

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)
Free Cash Flow
Our definition of free cash flow, which is a non-GAAP financial measure, takes into consideration capital investments required to maintain the operations of our businesses and execute our strategy. We account for share-based compensation under U.S. GAAP, which requires that we report the excess income tax benefit from share-based compensation as a financing cash flow rather than as an operating cash flow. We have added this benefit back to our calculation of free cash flow in order to generally classify cash flows arising from income taxes as operating cash flows.
In our opinion, free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends and share repurchases. We use free cash flow, as defined, as one measure to monitor and evaluate performance. Our definition of free cash flow may be different from definitions used by other companies.
The following table summarizes free cash flow by quarter:

	Quarter Ended
	Dec. 31, 2012	Mar. 31, 2013	Jun. 30, 2013	Sep. 30, 2013	Dec. 31, 2013	Mar. 31, 2014	Jun. 30, 2014	Sep. 30, 2014
Cash provided by continuing operating activities	$167.3	$202.6	$293.9	$351.0	$203.5	$202.8	$301.1	$325.9
Capital expenditures	(21.6)	(33.4)	(31.9)	(59.3)	(35.6)	(22.7)	(38.1)	(44.6)
Excess income tax benefit from share-based compensation	10.6	10.4	1.6	9.3	10.7	7.9	10.5	0.8
Free cash flow	$156.3	$179.6	$263.6	$301.0	$178.6	$188.0	$273.5	$282.1

Return On Invested Capital
Our press release contains information regarding Return On Invested Capital (ROIC), which is a non-GAAP financial measure. We believe that ROIC is useful to investors as a measure of performance and of the effectiveness of the use of capital in our operations. We use ROIC as one measure to monitor and evaluate performance. Our measure of ROIC may be different from that used by other companies. We define ROIC as the percentage resulting from the following calculation:
(a) Income from continuing operations, before interest expense, income tax provision, and purchase accounting depreciation and amortization, divided by;
(b) average invested capital for the year, calculated as a five quarter rolling average using the sum of short-term debt, long-term debt, shareowners’ equity, and accumulated amortization of goodwill and other intangible assets, minus cash and cash equivalents and short-term investments, multiplied by;
(c) one minus the effective tax rate for the period.
ROIC is calculated as follows (in millions, except percentages):

	Twelve Months Ended
	September 30,
	2014	2013
(a) Return
Income from continuing operations	$826.8	$756.3
Interest expense	59.3	60.9
Income tax provision	307.4	224.6
Purchase accounting depreciation and amortization	21.6	19.3
Return	1,215.1	1,061.1
(b) Average invested capital
Short-term debt	275.5	209.0
Long-term debt	905.3	905.0
Shareowners’ equity	2,680.7	2,086.7
Accumulated amortization of goodwill and intangibles	772.7	775.2
Cash and cash equivalents	(1,210.6)	(1,010.2)
Short-term investments	(485.2)	(361.7)
Average invested capital	2,938.4	2,604.0
(c) Effective tax rate
Income tax provision	307.4	224.6
Income from continuing operations before income taxes	$1,134.2	$980.9
Effective tax rate	27.1%	22.9%
(a) / (b) * (1-c) Return On Invested Capital	30.1%	31.4%